Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
Investor Relations
Tel: 213-486-6546
Email: investor_relations@mflex.com

MFLEX ANNOUNCES PRELIMINARY FISCAL 2010 FIRST QUARTER RESULTS

AND PROVIDES SECOND QUARTER BUSINESS OUTLOOK

Company Expects to Generate First Quarter Record Net Sales of $229 Million and Gross Margin of 15.7 Percent

Anaheim, CA, January 11, 2010 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today announced preliminary financial results for the first quarter of fiscal 2010 ended December 31, 2009, along with its current outlook for the second quarter.

The Company expects to report net sales in the first quarter of approximately $229 million, the highest quarterly amount in the Company’s history and an increase of approximately 6 percent from net sales of $216.6 million in the same period last year. Gross margin during the first quarter of fiscal 2010 is expected to be 15.7 percent, compared to 15.3 percent for the same period in the prior year.

Reza Meshgin, Chief Executive Officer of MFLEX, commented, “During the first quarter of fiscal 2010, our record net sales performance was a result of our continued success on new programs for smartphones and other consumer electronic devices along with the normal seasonal increase in customer demand associated with the holiday season. In addition, I am also pleased that our ongoing efforts focused on improving yields and labor productivity helped to mitigate the pressure on our gross margin from higher material costs associated with the current product mix.”

Second Quarter Outlook

For the second quarter of fiscal 2010, the Company currently expects net sales to range between $160 and $180 million. Gross margin is expected to decline on a sequential quarter basis based on the projected product mix and the de-leveraging of manufacturing costs due to lower sales volumes.

Commenting on the Company’s business outlook, Mr. Meshgin noted, “Our second quarter net sales projection reflects the normal seasonality after the holidays and the upcoming Chinese New Year, as well as some programs approaching the end of their life cycle. However, we believe our competitive position continues to be strong and our market share is unchanged with our major customers.

“We remain optimistic about our opportunities for year-over-year growth in the second half of fiscal 2010 as new programs are expected to be launched. We anticipate continuing to move forward with investments in support of previously announced capacity expansion initiatives. Construction of our new state-of-the art manufacturing facility, MFC3, is progressing on schedule and is expected to be on-line during fiscal 2010 to help meet our expected capacity and technology requirements. The modular nature of our plan allows us the flexibility to upsize or pull back selected expenditures as customer demand dictates,” said Mr. Meshgin.

MFLEX will provide its complete financial results in its fiscal 2010 first quarter earnings release and conference call. The exact timing and details of the earnings release and conference call will be announced as they become available.

Investor Conference

MFLEX will be presenting at the 12th Annual Needham Growth Stock Conference at 8:00 a.m. Eastern on Tuesday, January 12, 2010, and expects to discuss its preliminary first quarter results and current business outlook as part of the presentation.

The Company will provide a live webcast of the presentation. Interested parties may tune in to the live presentation by visiting the ‘Investor Relations’ section of the Company’s web site at www.mflex.com. After the live presentation, an archive of the webcast will also be available at the Company’s web site.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, medical devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; net income; operating expenses; profitability; gross margin, including factors that could affect gross margin; yields; labor productivity and operating efficiencies; the Company’s relationship and opportunities with, and expected demand and orders from, its customers (including the effect of the economy, seasonality and product life cycles on demand); demand for smartphones and other consumer electronic devices; the Company’s competitive position; current and upcoming programs, product mix and the material content and ramping thereof; the Company’s manufacturing capabilities, capacity and ability to ramp/expand production of flex and flex assemblies and capacity; and plans regarding expansion of the Company’s manufacturing facilities. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “can,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” “future,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy or seasonality on the demand for electronic devices, the Company’s success with new and current customers and those customers’ success in the marketplace, the Company’s ability to develop and deliver new technologies, pricing of the Company’s products, the Company’s ability to diversify its customer base and markets, the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the Company’s ability to manage quality assurance issues, the degree to which the Company is able to utilize current and future manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2009. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.